FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (913) 967-4109

Media Contact:
Laurie Ellison, (913) 967-2718

        Applebee's International and Breeden Capital Announce Settlement Richard Breeden and Laurence Harris Join Applebee's Board of Directors

OVERLAND PARK, Kan., April 26, 2007 - Applebee's International, Inc. (Nasdaq:APPB) and Breeden Capital Management LLC ("Breeden Capital") and its affiliated investment funds today announced an agreement appointing Mr. Richard Breeden and Mr. Laurence Harris to the Applebee's board and ending the proxy contest that was to occur at the company's 2007 Annual Meeting of Stockholders. Mr. Breeden and Mr. Harris have been elected to the Applebee's board effective April 26, 2007, and they will also be added to the company's revised slate of director nominees for three-year terms at the Annual Meeting. The slate of director nominees to be presented by the company for election at the 2007 Annual Meeting of Stockholders will now consist of the following six persons: Richard
C. Breeden, Laurence E. Harris, Jack P. Helms, Lloyd L. Hill, Burton ("Skip") M. Sack, and Michael A. Volkema. Mr. Hill continues to serve as chairman of the board of directors of the newly expanded 14-member board.

Effective today, Mr. Breeden is a member of the Strategy Committee, joining the Committee's ongoing review of potential strategic alternatives. Mr. Breeden has also become a member of the Corporate Governance/Nominating Committee and the Executive Compensation Committee. Mr. Harris has become a member of the Corporate Governance/Nominating Committee and the Audit Committee. The agreement also calls for Breeden Capital and its affiliated investment funds to observe customary restrictions on conducting proxy contests so long as a Breeden nominee remains on the company's board.

Mr. Helms, the chairman of Applebee's Corporate Governance/Nominating Committee commented, "Applebee's board is pleased to have reached this agreement and welcomes Mr. Breeden and Mr. Harris as new members. Mr. Breeden has broad experience as a former Chairman of the U.S. Securities and Exchange Commission and has completed notable work on behalf of shareholders' interests at several large companies. Mr. Harris has his own strong track record in business, and brings significant experience in mergers and acquisitions and other areas of corporate finance."

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April 26, 2007
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"Applebee's  management  and board of  directors  concur with Mr.  Breeden  that recent company performance must improve," said Helms. "Mr. Breeden has raised a number of fair and appropriate questions which our management and board will continue to consider and address. Additionally, as we continue our evaluation of a broad range of strategic alternatives to strengthen the business and reward shareholders, we look forward to working constructively with Mr. Breeden and Mr. Harris to build an exciting future for all Applebee's stakeholders."

"During the course of discussions over the past few months, we realized that all parties share a strong desire to strengthen and improve the company. We are confident that Mr. Breeden and Mr. Harris will be joining us as supportive and productive members of our board of directors and, in that fashion, the board concluded that this settlement is in the best interests of our shareholders."

Mr. Breeden said, "Larry Harris and I are excited to join the Applebee's board at a pivotal point in the company's history. Breeden Partners invested in Applebee's because we believe that it is a fundamentally strong company with an exceptional network of franchisees, loyal and hardworking associates, a capable management team and a strong, high-integrity board. We believe that working together, we can make a strong contribution to helping renew Applebee's traditional strengths while also adding significant value for shareholders. Our conversations to date with management and representatives of the board have only deepened our convictions about the underlying quality and character of the Applebee's organization.

"With all parties willing to work together positively to look at the issues and to design new solutions for the future, there is no reason that Applebee's cannot make strong progress in a number of areas," Mr. Breeden said. "I am convinced that as a group we can provide the leadership to help make Applebee's better, stronger and more valuable for the benefit of all."

As previously announced, the Applebee's 2007 Annual Meeting of Stockholders will be held on May 25, 2007, in Overland Park, Kansas. The company plans to return to a 12-member board, including Messrs. Breeden and Harris, by the company's 2008 Annual Meeting.


Important Note Regarding Proxy Materials

Applebee's stockholders may have received definitive proxy materials and proxy cards from both Applebee's and Breeden Capital. Stockholders are requested by both Applebee's and Breeden Capital NOT to vote on the proxy cards previously supplied and instead to vote on the GREEN proxy card to be included with the supplemental proxy materials that will be subsequently mailed to all Applebee's stockholders and filed with the Securities and Exchange Commission. Questions about the voting of proxies should be addressed to Applebee's proxy solicitation firm, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8631.

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April 26, 2007
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About Applebee's International, Inc.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of April 1, 2007, there were 1,930 Applebee's restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).


About Breeden Capital Management LLC

Breeden Capital Management LLC is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has a total of approximately 20 professionals, and, together with its affiliates, it has more than $1 billion in assets under management. Breeden Partners invests in the securities of publicly traded companies based in the United States and
Canada. Through fostering improvements in both operating and governance practices, the fund seeks to help portfolio companies achieve higher earnings and command a higher multiple on such earnings in the marketplace. Breeden Partners and its affiliates own 4,025,000 shares of Applebee's.

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